INVESTMENT ADVISORY AGREEMENT

     This Agreement is made and entered into as of the 15th of July, 1998, by and between The Avalon Funds of Ann Arbor, Inc., a Maryland corporation (the "Fund"), and Questar Capital Corporation, a Michigan corporation (hereinafter referred to as "Questar").

     WHEREAS, the Fund is diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in The Avalon Capital Appreciation Fund (the "Portfolio"); and

     WHEREAS,   Questar  is  registered  as  an  investment  adviser  under  the
Investment Advisers Act of 1940, and engages in the business of asset management; and

     WHEREAS, the Fund desires to retain Questar to render certain investment management services to the Fund and Questar is willing to render such services;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows;

     1. Obligations of Investment Adviser

          (a) Services. Questar agrees to perform the following services (the "Services") for the Fund:

               (1) manage the investment and reinvestment of the Portfolio's assets;

               (2) continuously review, supervise, and administer the investment program of the Portfolio;

               (3) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

               (4) provide the Fund with records concerning Questar's activities which the Fund is required to maintain; and

               (5) render regular reports to the Fund's officers and directors concerning Questar's discharge of the foregoing responsibilities.

          Questar shall discharge the foregoing responsibilities subject to the control of the officers and the directors of the Fund and in compliance with such policies as the directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Portfolio set forth in the Fund's

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     prospectus,  as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by Questar under this Agreement may be furnished through the medium of any directors, officers or employees of Questar or through such other parties as Questar may determine from time to time.

          Questar agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Directors of the Fund to perform the Services on the terms and for the compensation provided herein. Questar shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

          Except to the extent expressly assumed by Questar herein and except to the extent required by law to be paid by Questar, the Fund shall pay all costs and expenses in connection with its operation and organization.

          (b) Books and Records. All books and records prepared and maintained by Questar for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Questar shall surrender to the Fund such of the books and records so requested.

     2. Portfolio Transactions. Questar is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best net results as described in the Fund's prospectus from time to time. Questar may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Portfolio with research, analysis, advice and similar services, and Questar may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Questar determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Questar to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Portfolio over the long-term. Questar will promptly communicate to the officers and the directors of the Fund such information relating to portfolio transactions as they may reasonably request.

     3. Compensation of Questar. The Fund will pay to Questar on the last day of each month an annual fee equal to 1.00% of average net asset value of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this

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Paragraph  3, be deemed to be net  asset  value at the close of each  succeeding business day until it is again determined.

     4. Status of Investment Adviser. The services of Questar to the Fund are not to be deemed exclusive, and Questar shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. Questar shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Questar, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. Permissible Interests. Directors, agents, and stockholders of the Fund are or may be interested in Questar (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; directors, partners, officers, agents, and stockholders of Questar are or may be interested in the Fund as directors, stockholders or otherwise; and Questar (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

     6. Liability of Investment Adviser. Questar assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Questar shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

     7. Use of Name "Questar." Questar hereby grants to the Fund the right to use the name "Questar" in connection with the Fund in the United States as long as Questar continues to serve as investment adviser to the Fund. If, for any reason, Questar no longer serves as investment adviser to the Fund or if this Agreement is terminated as provided in Section (8) below, Questar hereby reserves the right, upon 30 days' written notice to the Fund, to terminate the Fund's right to use the name "Questar". Upon such notification by Questar, the Fund will immediately commence to take all appropriate steps to discontinue use of the name "Questar" and shall take all steps necessary under applicable laws to change the name of the Fund to a name not confusingly similar to "Questar." If within a reasonable period of time, but in no event longer than four months, after receiving notification from Questar as provided in this paragraph, the Fund does not discontinue the use of the name "Questar," Questar may seek such legal and equitable relief as it may deem appropriate. Questar hereby reserves the right also to grant the right to use the name "Questar" to another investment company, business or enterprise. The

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

Fund hereby acknowledges and agrees that the name "Questar" is a valuable asset of Questar and that Questar has established a property right to its use.

     8. Term. This Agreement shall remain in effect until no later than July 15, 2000, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval; provided, however, that;

          (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 120 days written notice to Questar;

          (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

          (c) Questar may terminate this Agreement without payment of penalty on 120 days written notice to the Fund; and

          (d) the terms of paragraph 6 and 7 of this Agreement shall survive the termination of this Agreement.

     9. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.


THE AVALON FUND OF                          QUESTAR CAPITAL
ANN ARBOR, INC.                             CORPORATION

By: /s/ Robert E. Boone                     By:  /s/ Robert E. Boone
    -------------------------                   ----------------------------

Title: President                           Title: President
       ----------------------                     --------------------------

ATTEST:                                    ATTEST:

/s/ Linda K. Coyne
-----------------------------              ---------------------------------
Secretary                                  Secretary

[Corporate Seal]                           [Corporate Seal]